EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES 25.8% REVENUE INCREASE FOR 2002

LITTLE ELM, Texas, April 2, 2003—- Retractable Technologies, Inc. (AMEX: RVP) (“Retractable”) a leading maker of safety needle devices, today reported record sales for the twelve months ended December 31, 2002.

Net revenues for the year ended December 31, 2002 were $20,316,299, an increase of 25.8% over the $16,145,635 reported in 2001.

The growth in sales for the full year was accompanied by significant gains in operating efficiency. In 2002, gross margins increased 71.6% over the year-earlier period. As a percentage of revenues, gross margins in 2002 increased to 23.8% from 17.5% in 2001. The improvement in gross margins resulted from increased revenues and reduced unit costs achieved through higher production, although the improvement was mitigated by a product recall and recovery expense of $481,637.

Operating expenses (excluding a one-time charge of debt conversion expense of $2,319,073 in 2002 and IPO costs of $563,912 in 2001) remained steady for the twelve months ended December 31, 2002 compared with 2001. However, operating expenses (excluding debt conversion and IPO costs) as a percentage of net revenues decreased to 44% from 56% in 2002 and 2001, respectively.

For a detailed discussion of financial performance for the twelve months ended December 31, 2002, see Management’s Discussion and Analysis in the Form 10-KSB filed March 31, 2003, with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint® safety needle devices are distributed to the acute care hospital market by Abbott Laboratories (NYSE:ABT—news) and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company’s current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand, the company’s ability to access the market, the company’s ability to successfully resolve our litigation with BD among others, the company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$1,342,117	$1,220,244
Accounts receivable, net of allowance for doubtful accounts of $73,294 and $69,521, respectively	2,666,866	1,585,024
Inventories, net	2,779,554	3,218,786
Other current assets	276,524	245,555

Total current assets	7,065,061	6,269,609

Property, plant, and equipment, net	10,515,480	11,740,464
Intangible assets, net	405,641	450,426
Other assets	72,671	79,952

Total assets	$18,058,853	$18,540,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,229,396	$3,917,650
Current portion of long-term debt	840,899	686,402
Accrued compensation	328,717	399,149
Marketing fees payable	1,874,571	2,517,341
Accrued royalties	602,777	1,019,050
Other accrued liabilities	145,116	259,184

Total current liabilities	8,021,476	8,798,776

Long-term debt, net of current maturities	2,600,298	9,579,053

Stockholders’ equity:
Preferred stock $1 par value:
Class A; authorized and issued: 5,000,000 shares; outstanding: 1,056,000 and 1,101,500 shares, respectively (liquidation preference of $1,584,000 and $1,652,250, respectively)	1,056,000	1,101,500
Class B; authorized: 5,000,000 shares
Series I, Class B; issued: 1,000,000 shares; outstanding: 259,400 and 261,900 shares, respectively (liquidation preference of $1,621,250 and $1,636,875, respectively)	259,400	261,900
Series II, Class B; issued: 1,000,000 shares; outstanding 431,000 shares (liquidation preference of $5,387,500)	431,000	431,000
Series III, Class B; issued: 1,160,445 shares; outstanding:150,745 and 158,245 shares, respectively. (liquidation preference of $1,884,313 and $1,978,063, respectively)	150,745	158,245
Series IV, Class B; issued: 1,133,800 shares; outstanding 1,066,000 shares (liquidation preference of $11,726,000)	1,066,000	1,066,000
Series V, Class B; issued 2,416,221 shares; outstanding: 2,416,221 shares (liquidation preference of $10,631,372)	2,416,221	—
Common Stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 20,318,100 and 20,262,600, respectively	—	—
Additional paid-in capital	49,441,177	37,671,513
Accumulated deficit	(47,353,464)	(40,527,536)

Total stockholders’ equity	7,437,079	162,622

Total liabilities and stockholders’ equity	$18,058,853	$18,540,451

See notes to financial statements in the Form 10-KSB for the twelve months ended December 31, 2002.

RETRACTABLE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2001	2000
Sales, net	$20,316,299	$16,145,635	$9,641,451
Cost of sales	14,990,932	13,322,965	8,815,939
Product recall and recovery	481,637	—	—

Gross margin	4,843,730	2,822,670	825,512

Operating expenses:
Preproduction manufacturing	—	—	627,200
Sales and marketing	4,042,081	4,066,433	4,955,456
Research and development	337,930	756,542	899,149
General and administrative	4,534,217	4,149,389	4,788,735
Debt conversion expense	2,319,073	—	—
Deferred IPO expenses	—	563,912	—

Total operating expenses	11,233,301	9,536,276	11,270,540

Loss from operations	(6,389,571)	(6,713,606)	(10,445,028)

Interest income	10,035	51,943	204,195
Interest expense, net	(446,392)	(553,617)	(203,776)

Net loss	(6,825,928)	(7,215,280)	(10,444,609)
Preferred stock dividend requirements	(2,266,250)	(2,023,954)	(3,719,839)

Net loss applicable to common shareholders	$(9,092,178)	$(9,239,234)	$(14,164,448)

Net loss per share (basic and diluted)	$(0.45)	$(0.47)	$(0.96)

Weighted average common shares outstanding	20,300,454	19,774,006	14,716,190

See notes to financial statements in the Form 10-KSB for the twelve months ended December 31, 2002.

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888)806-2626 or (972)294-1010	(212)490-0811 or (214)912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com